UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) January 23, 2006

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM CX Bermuda
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Significant acquisitions or dispositions

On January 23, 2006, Central European Media Enterprises Ltd. (“CME”) completed the acquisition of a controlling interest in TV Markíza in the Slovak Republic by purchasing 100% of the share capital of A.R.J a.s. (“A.R.J”) for consideration of approximately US$ 24.4 million. A.R.J. holds a 46% voting interest in Markíza -Slovakia s.r.o. (“Markíza”).

The transaction consisted of our acquiring 34% of the shares in A.R.J. from Pavel Rusko for consideration of SKK 494 million (approximately US $15.9 million) and 66% of the shares in A.R.J from Media Partner s.r.o (“Media Partner”) and Salis s.r.o. (“Salis”) for consideration of EUR 7 million (approximately US$ 8.5 million). Media Partner is controlled by Jan Kováčik and Salis is controlled by Milan Fil’o. Deferred consideration of approximately US $5.1 million is payable to the sellers on May 31, 2006.

In connection with this transaction, we have obtained an additional 10% economic interest in the Slovak operations and now hold an 80% economic interest. CME now owns an 80% voting interest in Markíza (including the 46% voting interest held by A.R.J and 34% held by CME) and 89.9% voting interest in Slovenska Televizna Spolocnost s.r.o. as a result of this acquisition. The remaining 20% voting and economic interest in the Slovak operations is held by our partners Jan Kováčik and Milan Fil’o through Media Invest s.r.o.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: January 25, 2006	/s/ Wallace Macmillan
Wallace Macmillan
Vice President - Finance
(Principal Financial Officer and Duly Authorized Officer)